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                                                                    Exhibit 23.1
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                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Itron, Inc. on Form S-3 of our report dated February 2, 2001, and February 5, 2002, as to Note 16 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for revenues discussed in Note 1, and the restatement discussed in Note 16) appearing in the Annual Report on Form 10-K/A of Itron, Inc. and subsidiaries for the year ended December 31, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington
March 8, 2002